Exhibit 99.1

Leaf Group Appoints Jantoon Reigersman

As Chief Financial Officer

Reigersman Brings Experience in Global Financial Strategy and Investment Banking to the Role

Santa Monica, Calif., (November 30, 2017) — Leaf Group Ltd. (NYSE: LFGR), a diversified Internet company comprised of several marketplace and media properties, announced today that Jantoon Reigersman has joined its executive team as Chief Financial Officer, and will start in his new role on December 11, 2017.

“We are excited to welcome Jantoon to the Leaf Group executive team,” said Sean Moriarty, CEO of Leaf Group. “He has solid operating experience in fast paced entrepreneurial environments and is a sharp strategic thinker who will make our leadership team even stronger.”

Most recently, Reigersman was the CFO of Ogin Inc., a disruptive wind technology company backed by high profile investors including Kleiner Perkins and Goldman Sachs. He previously worked at Goldman Sachs in the fixed income division where he was an investor and member of the European special situations group.  He started his career at Morgan Stanley as an investment banker in their mergers and acquisitions team in London.

Reigersman earned his Bachelor and Master of Science degrees in Business Administration as well as his Master in International Management by CEMS at Rotterdam School of Management and HEC, Paris, respectively, and is an alumnus of Harvard Business School’s GMP15 (General Management Program).

Added Jantoon Reigersman, “I am thrilled to be joining such a dynamic team at Leaf Group. The company’s diverse portfolio of brands makes for an exciting opportunity and I look forward to working with the talented finance team to drive financial growth for Leaf Group.”

About Leaf Group

Leaf Group Ltd. (NYSE:LFGR) is a diversified Internet company that builds platforms across its marketplaces (Society6, Saatchi Art, Deny Designs and The Other Art Fair) and various media properties (including Livestrong.com, eHow and Cuteness) to enable communities of creators to reach passionate audiences in large and growing lifestyle categories. In addition, Leaf Group’s diverse advertising offerings help brands and publishers find innovative ways to engage with their customers. For more information about Leaf Group, visit www.leafgroup.com.

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Media Contact

Sharna Daduk

Sr. PR Director

310-917-6405

sharna.daduk@leafgroup.com